Exhibit 99.1

News Release
Contacts:
Teri Charest	Sean O’Connor
Media	Investors/Analysts
(612) 303-0732	(612) 303-0778

U.S. BANCORP REPORTS RECORD EARNINGS FOR THE SECOND QUARTER OF 2014

MINNEAPOLIS, July 16, 2014 — U.S. Bancorp (NYSE: USB) today reported record net income of $1,495 million for the second quarter of 2014, or $.78 per diluted common share, compared with $1,484 million, or $.76 per diluted common share, in the second quarter of 2013. The second quarter of 2014 included two previously disclosed notable items. The Company reached a settlement with the U.S. Department of Justice to resolve an investigation relating to the endorsement of mortgage loans under the Federal Housing Administration’s insurance program (“FHA DOJ settlement”) for $200 million. In addition, prior to the FHA DOJ settlement, the Company sold 3.0 million shares of the Class B common stock of Visa Inc. resulting in a net pretax gain of $214 million (“Visa sale”). Combined, these notable items had no impact to diluted earnings per common share for the current quarter.

Highlights for the second quarter of 2014 included:

•	Acquisition of Chicago-area Charter One Bank franchise in late June 2014, including $4.8 billion of deposits and $ .9 billion of loans, nearly doubles deposit market share in the Chicago area

•

Growth in average total loans of 6.8 percent over the second quarter of 2013 (6.7 percent excluding the Charter One acquisition and 8.3 percent excluding covered loans) and 2.0 percent on a linked quarter basis (1.9 percent excluding the Charter One acquisition and 2.2 percent excluding covered loans)

•	Growth in average total commercial loans of 12.4 percent over the second quarter of 2013 and 5.9 percent over the first quarter of 2014

•	Growth in average total commercial real estate loans of 6.9 percent over the second quarter of 2013 and 1.1 percent over the first quarter of 2014

•	Growth in average commercial and commercial real estate commitments of 12.7 percent year-over-year and 3.1 percent over the prior quarter

•	Strong new lending activity of $55.5 billion during the second quarter, including:

•	$38.4 billion of new and renewed commercial and commercial real estate commitments

•	$2.8 billion of lines related to new credit card accounts

•	$14.3 billion of mortgage and other retail loan originations

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

•

Strong growth in average total deposits of 6.0 percent over the second quarter of 2013 (5.8 percent excluding the Charter One acquisition) and 1.9 percent on a linked quarter basis (1.7 percent excluding the Charter One acquisition)

•	Average low cost deposits, including noninterest-bearing and total savings deposits, grew by 8.7 percent year-over-year and 2.6 percent on a linked quarter basis

•	Industry-leading performance ratios, including:

•	Return on average assets of 1.60 percent

•	Return on average common equity of 15.1 percent

•	Efficiency ratio of 53.1 percent (51.3 percent excluding notable items)

•	Net charge-offs declined 11.0 percent on a year-over-year basis. Provision for credit losses was $25 million less than net charge-offs

•	Allowance to period-end loans was 1.82 percent at June 30, 2014

•	Annualized net charge-offs to average total loans ratio was .58 percent

•	Nonperforming assets decreased on both a linked quarter and year-over-year basis

•	Nonperforming assets (excluding covered assets) decreased 1.6 percent on a linked quarter basis and 8.1 percent from the second quarter of 2013

•	Allowance to nonperforming assets (excluding covered assets) was 246 percent at June 30, 2014, compared with 243 percent at March 31, 2014, and 231 percent at June 30, 2013

•	Capital generation continued to reinforce capital position and returns. Ratios at June 30, 2014, were:

•	Basel III transitional standardized approach:

•	Common equity tier 1 capital ratio of 9.6 percent

•	Tier 1 capital ratio of 11.3 percent

•	Total risk-based capital ratio of 13.2 percent

•

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach of 8.9 percent and for the Basel III fully implemented advanced approaches of 11.7 percent

•	Returned 75 percent of second quarter earnings to shareholders through dividends and the buyback of 15 million common shares

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

EARNINGS SUMMARY	Table 1
($ in millions, except per-share data)

	2Q 2014	1Q 2014	2Q 2013	Percent Change 2Q14 vs 1Q14	Percent Change 2Q14 vs 2Q13	YTD 2014	YTD 2013	Percent Change
Net income attributable to U.S. Bancorp	$1,495	$1,397	$1,484	7.0	.7	$2,892	$2,912	(.7)
Diluted earnings per common share	$.78	$.73	$.76	6.8	2.6	$1.51	$1.49	1.3
Return on average assets (%)	1.60	1.56	1.70			1.58	1.68
Return on average common equity (%)	15.1	14.6	16.1			14.9	16.1
Net interest margin (%)	3.27	3.35	3.43			3.31	3.46
Efficiency ratio (%) (a)	53.1	52.9	51.7			53.0	51.2
Tangible efficiency ratio (%) (b)	52.1	51.9	50.6			52.0	50.1
Dividends declared per common share	$.245	$.230	$.230	6.5	6.5	$.475	$.425	11.8
Book value per common share (period-end)	$20.98	$20.48	$18.94	2.4	10.8

(a)	Efficiency ratio excluding notable items of 51.3% for 2Q 2014 is computed as noninterest expense of $2,753 million less FHA DOJ settlement of $200 million divided by total net revenue of $5,188 million less Visa sale of $214 million.
(b)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,495 million for the second quarter of 2014, .7 percent higher than the $1,484 million for the second quarter of 2013, and 7.0 percent higher than the $1,397 million for the first quarter of 2014. Diluted earnings per common share of $.78 in the second quarter of 2014 were $.02 higher than the second quarter of 2013 and $.05 higher than the previous quarter. Return on average assets and return on average common equity were 1.60 percent and 15.1 percent, respectively, for the second quarter of 2014, compared with 1.70 percent and 16.1 percent, respectively, for the second quarter of 2013. The provision for credit losses was lower than net charge-offs by $25 million in the second quarter of 2014, $35 million lower than net charge-offs in the first quarter of 2014, and $30 million lower than net charge-offs in the second quarter of 2013.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Today, U.S Bancorp reported record second quarter earnings of $1.5 billion, or $.78 per diluted share, which reflects the overall strength and diversity of our business. Once again, we delivered strong performance across key metrics with returns on average assets and average common equity of 1.60 percent and 15.1 percent, respectively, and industry-leading efficiency. These results highlight the benefits of our diversified business strategy and prudent expense management philosophy as we continue to produce strong returns for our shareholders.

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

“Average loan growth continued to be strong at 6.8 percent year-over-year and 2.0 percent on a linked quarter basis. Total commercial loans and commercial real estate loans were both strong, up 12.4 percent and 6.9 percent, respectively, compared with the prior year quarter. Growth in both of these categories highlights our Company’s ability to deepen and grow customer relationships, as well as gain new customers and market share. Line utilization turned slightly positive after an extended period of decline, a potentially encouraging sign for loan growth going forward.

“The second quarter of each year is typically one of our strongest for fee revenue growth and this year was no exception, as all of our fee-based businesses showed growth compared with the first quarter of 2014. Expenses remained well controlled. Credit quality continued to be strong, as the ratio of net charge-offs to average loans declined to .58 percent compared with .70 percent and .59 percent in the prior year quarter and linked quarter, respectively. In addition, nonperforming assets decreased compared to both the prior year quarter and on a linked quarter basis. We expect overall credit quality to remain relatively stable over the next few quarters.

“Last month, our board of directors approved a 6.5 percent increase in the dividend rate on our common stock to $.98 per share on an annualized basis. The higher dividend, combined with the repurchase of 15 million shares during the quarter resulted in a 75 percent return of earnings to shareholders, in line with our stated 60-80 percent objective. Once again, we met this objective while maintaining strong capital ratios, with a common equity tier 1 capital ratio of 8.9 percent estimated under the Basel III standardized approach as if fully implemented and 9.6 percent under the transition rules.

“We have frequently noted our company-wide focus on extending our advantage in every part of the business, across all geographies in which we operate. In line with that focus, we completed the acquisition of the Chicago-area Charter One Bank franchise in late June, which significantly expands our presence in that market and we welcome our new customers to U.S. Bank. I am excited to have new members of the U.S Bank team in Chicago join the over 67,000 people who have made U.S. Bank the great company it is today. With industry-leading financial strength and stability, widely recognized innovative products and services, and a talented and motivated team of exceptional people, we are well positioned to remain industry leaders.”

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)

	2Q 2014	1Q 2014	2Q 2013	Percent Change 2Q14 vs 1Q14	Percent Change 2Q14 vs 2Q13	YTD 2014	YTD 2013	Percent Change
Net interest income	$2,744	$2,706	$2,672	1.4	2.7	$5,450	$5,381	1.3
Noninterest income	2,444	2,108	2,276	15.9	7.4	4,552	4,441	2.5

Total net revenue	5,188	4,814	4,948	7.8	4.9	10,002	9,822	1.8
Noninterest expense	2,753	2,544	2,557	8.2	7.7	5,297	5,027	5.4

Income before provision and taxes	2,435	2,270	2,391	7.3	1.8	4,705	4,795	(1.9)
Provision for credit losses	324	306	362	5.9	(10.5)	630	765	(17.6)

Income before taxes	2,111	1,964	2,029	7.5	4.0	4,075	4,030	1.1
Taxable-equivalent adjustment	55	56	56	(1.8)	(1.8)	111	112	(.9)
Applicable income taxes	547	496	529	10.3	3.4	1,043	1,087	(4.0)

Net income	1,509	1,412	1,444	6.9	4.5	2,921	2,831	3.2
Net (income) loss attributable to noncontrolling interests	(14)	(15)	40	6.7	nm	(29)	81	nm

Net income attributable to U.S. Bancorp	$1,495	$1,397	$1,484	7.0	.7	$2,892	$2,912	(.7)

Net income applicable to U.S. Bancorp common shareholders	$1,427	$1,331	$1,405	7.2	1.6	$2,758	$2,763	(.2)

Diluted earnings per common share	$.78	$.73	$.76	6.8	2.6	$1.51	$1.49	1.3

Net income attributable to U.S. Bancorp for the second quarter of 2014 was $11 million (.7 percent) higher than the second quarter of 2013, and $98 million (7.0 percent) higher than the first quarter of 2014. The increase in net income year-over-year was principally due to an increase in total net revenue and a lower provision for credit losses. The increase in net income on a linked quarter basis was principally due to an increase in total net revenue.

Total net revenue on a taxable-equivalent basis for the second quarter of 2014 was $5,188 million; $240 million (4.9 percent) higher than the second quarter of 2013, reflecting a 2.7 percent increase in net interest income and a 7.4 percent increase in noninterest income. The increase in net interest income year-over-year was the result of an increase in average earning assets and continued growth in lower cost core deposit funding. Noninterest income increased year-over-year, primarily due to higher revenue in most fee businesses, and the Visa sale, partially offset by lower mortgage banking revenue. Total net revenue on a taxable-equivalent basis increased on a linked quarter basis, reflecting a 1.4 percent increase in net interest income, combined with a 15.9 percent increase in noninterest income, mainly due to seasonally higher fee revenue and the Visa sale.

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

Total noninterest expense in the second quarter of 2014 was $2,753 million; $196 million (7.7 percent) higher than the second quarter of 2013 and $209 million (8.2 percent) higher than the first quarter of 2014. The increase in total noninterest expense year-over-year and on a linked quarter basis was due to the FHA DOJ settlement. Excluding this expense, noninterest expense was essentially flat year-over-year and on a linked quarter basis.

The Company’s provision for credit losses for the second quarter of 2014 was $324 million, $18 million (5.9 percent) higher than the prior quarter and $38 million (10.5 percent) lower than the second quarter of 2013. The provision for credit losses was lower than net charge-offs by $25 million in the second quarter of 2014, $35 million lower than net charge-offs in the first quarter of 2014, and $30 million lower than net charge-offs in the second quarter of 2013. Net charge-offs in the second quarter of 2014 were $349 million, compared with $341 million in the first quarter of 2014, and $392 million in the second quarter of 2013. Given current economic conditions, the Company expects the level of net charge-offs to remain relatively stable in the third quarter of 2014.

Nonperforming assets include assets originated or acquired by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $1,766 million at June 30, 2014, compared with $1,794 million at March 31, 2014, and $1,921 million at June 30, 2013. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by reductions in the commercial mortgage portfolio, as well as by improvement in construction and development and credit card loans. Covered nonperforming assets were $177 million at June 30, 2014, compared with $205 million at March 31, 2014, and $355 million at June 30, 2013. The ratio of the allowance for credit losses to period-end loans was 1.82 percent at June 30, 2014, compared with 1.89 percent at March 31, 2014, and 2.02 percent at June 30, 2013. The Company expects total nonperforming assets to remain relatively stable in the third quarter of 2014.

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)

	2Q 2014	1Q 2014	2Q 2013	Change 2Q14 vs 1Q14	Change 2Q14 vs 2Q13	YTD 2014	YTD 2013	Change
Components of net interest income
Income on earning assets	$3,104	$3,078	$3,095	$26	$9	$6,182	$6,263	$(81)
Expense on interest-bearing liabilities	360	372	423	(12)	(63)	732	882	(150)

Net interest income	$2,744	$2,706	$2,672	$38	$72	$5,450	$5,381	$69

Average yields and rates paid
Earning assets yield	3.70%	3.81%	3.98%	(.11)%	(.28)%	3.75%	4.02%	(.27)%
Rate paid on interest-bearing liabilities	.58	.63	.74	(.05)	(.16)	.61	.77	(.16)

Gross interest margin	3.12%	3.18%	3.24%	(.06)%	(.12)%	3.14%	3.25%	(.11)%

Net interest margin	3.27%	3.35%	3.43%	(.08)%	(.16)%	3.31%	3.46%	(.15)%

Average balances
Investment securities (a)	$87,583	$82,216	$74,438	$5,367	$13,145	$84,915	$73,955	$10,960
Loans	240,480	235,859	225,186	4,621	15,294	238,182	223,811	14,371
Earning assets	335,992	326,226	311,927	9,766	24,065	331,136	312,954	18,182
Interest-bearing liabilities	246,886	238,276	229,419	8,610	17,467	242,605	230,795	11,810

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the second quarter of 2014 was $2,744 million, an increase of $72 million (2.7 percent) from the second quarter of 2013. The increase was the result of growth in average earning assets and growth in lower cost core deposit funding, partially offset by lower loan fees and lower rates on new loans and securities. Average earning assets were $24.1 billion (7.7 percent) higher than the second quarter of 2013, driven by increases of $15.3 billion (6.8 percent) in average total loans and $13.1 billion (17.7 percent) in average investment securities, partially offset by a decrease of $4.0 billion (64.3 percent) in average loans held for sale. Net interest income increased $38 million (1.4 percent) on a linked quarter basis, due to higher average earning assets and an additional day in the current quarter relative to the first quarter of 2014, partially offset by lower loan rates. The net interest margin in the second quarter of 2014 was 3.27 percent, compared with 3.43 percent in the second quarter of 2013, and 3.35 percent in the first quarter of 2014. The decline in the net interest margin on a year-over-year basis primarily reflected lower reinvestment rates on investment securities, as well as growth in the investment portfolio at lower average rates, and lower rates on new loans, partially offset by lower rates on deposits and short-term

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

borrowings and a reduction in higher cost long-term debt. On a linked quarter basis, the reduction in net interest margin was principally due to growth in lower rate investment securities and lower rates on new loans, principally due to higher growth in wholesale as compared to retail loans.

AVERAGE LOANS	Table 4
($ in millions)

	2Q 2014	1Q 2014	2Q 2013	Percent Change 2Q14 vs 1Q14	Percent Change 2Q14 vs 2Q13	YTD 2014	YTD 2013	Percent Change
Commercial	$69,920	$65,645	$61,507	6.5	13.7	$67,794	$60,718	11.7
Lease financing	5,100	5,189	5,255	(1.7)	(2.9)	5,145	5,316	(3.2)

Total commercial	75,020	70,834	66,762	5.9	12.4	72,939	66,034	10.5
Commercial mortgages	32,001	32,049	31,371	(.1)	2.0	32,025	31,192	2.7
Construction and development	8,496	8,001	6,513	6.2	30.4	8,250	6,361	29.7

Total commercial real estate	40,497	40,050	37,884	1.1	6.9	40,275	37,553	7.2
Residential mortgages	51,815	51,584	46,873	.4	10.5	51,700	45,996	12.4
Credit card	17,384	17,407	16,416	(.1)	5.9	17,395	16,472	5.6
Retail leasing	6,014	5,979	5,653	.6	6.4	5,997	5,551	8.0
Home equity and second mortgages	15,327	15,366	15,989	(.3)	(4.1)	15,346	16,210	(5.3)
Other	26,587	26,312	25,224	1.0	5.4	26,450	25,294	4.6

Total other retail	47,928	47,657	46,866	.6	2.3	47,793	47,055	1.6

Total loans, excluding covered loans	232,644	227,532	214,801	2.2	8.3	230,102	213,110	8.0

Covered loans	7,836	8,327	10,385	(5.9)	(24.5)	8,080	10,701	(24.5)

Total loans	$240,480	$235,859	$225,186	2.0	6.8	$238,182	$223,811	6.4

Average total loans were $15.3 billion (6.8 percent) higher in the second quarter of 2014 than the second quarter of 2013, driven by growth in commercial loans (13.7 percent), residential mortgages (10.5 percent), total commercial real estate (6.9 percent), retail leasing (6.4 percent), credit card (5.9 percent) and other retail loans (5.4 percent). These increases were partially offset by declines in home equity and second mortgages (4.1 percent), lease financing (2.9 percent) and covered loans (24.5 percent). Average total loans, excluding covered loans, were higher by 8.3 percent year-over-year. Average total loans were $4.6 billion (2.0 percent) higher in the second quarter of 2014 than the first quarter of 2014, driven by increases in commercial loans (6.5 percent), total commercial real estate (1.1 percent), other retail loans (1.0 percent), retail leasing (.6 percent) and residential mortgages (.4 percent), partially offset by decreases in lease financing (1.7 percent),

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

home equity and second mortgages (.3 percent), credit card (.1 percent), and covered loans (5.9 percent). Excluding covered loans, average total loans grew by 2.2 percent on a linked quarter basis.

Average investment securities in the second quarter of 2014 were $13.1 billion (17.7 percent) higher year-over-year and $5.4 billion (6.5 percent) higher than the prior quarter. The increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities, in anticipation of final liquidity coverage ratio regulatory requirements.

AVERAGE DEPOSITS	Table 5
($ in millions)

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q14 vs	2Q14 vs	YTD	YTD	Percent
	2014	2014	2013	1Q14	2Q13	2014	2013	Change
Noninterest-bearing deposits	$71,837	$70,824	$66,866	1.4	7.4	$71,333	$66,634	7.1
Interest-bearing savings deposits
Interest checking	52,989	51,305	48,403	3.3	9.5	52,152	48,404	7.7
Money market savings	61,370	59,244	55,368	3.6	10.8	60,313	54,238	11.2
Savings accounts	33,991	33,200	31,929	2.4	6.5	33,597	31,670	6.1

Total of savings deposits	148,350	143,749	135,700	3.2	9.3	146,062	134,312	8.7
Time deposits less than $100,000	10,971	11,443	13,152	(4.1)	(16.6)	11,206	13,380	(16.2)
Time deposits greater than $100,000	31,193	31,463	31,667	(.9)	(1.5)	31,327	31,882	(1.7)

Total interest-bearing deposits	190,514	186,655	180,519	2.1	5.5	188,595	179,574	5.0

Total deposits	$262,351	$257,479	$247,385	1.9	6.0	$259,928	$246,208	5.6

Average total deposits for the second quarter of 2014 were $15.0 billion (6.0 percent) higher than the second quarter of 2013. Average noninterest-bearing deposits increased $5.0 billion (7.4 percent) year-over-year, mainly in corporate trust, commercial banking, and Consumer and Small Business Banking balances. Average total savings deposits were $12.7 billion (9.3 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking, and in government banking and broker-dealer related balances. Time deposits less than $100,000 were $2.2 billion (16.6 percent) lower due to maturities, while time deposits greater than $100,000 decreased $474 million (1.5 percent), primarily due to a decline in Consumer and Small Business Banking and corporate trust balances, partially offset by an increase in Wholesale Banking and Commercial Real Estate balances. Time deposits greater than $100,000 are managed as an alternative to other funding sources, such as wholesale borrowing, based largely on relative pricing.

Average total deposits increased $4.9 billion (1.9 percent) over the first quarter of 2014. Average noninterest-bearing deposits increased $1.0 billion (1.4 percent) on a linked quarter basis, due to higher balances in corporate trust and Consumer and Small Business Banking, partially offset by lower balances in

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

Wholesale Banking and Commercial Real Estate. Average total savings deposits increased $4.6 billion (3.2 percent), including increases in Consumer and Small Business Banking, corporate trust, government banking and broker-dealer balances. Compared with the first quarter of 2014, average time deposits less than $100,000 declined $472 million (4.1 percent) due to maturities. Average time deposits greater than $100,000 decreased $270 million (.9 percent) on a linked quarter basis, principally due to declines in Consumer and Small Business Banking and Wholesale Banking and Commercial Real Estate balances.

NONINTEREST INCOME	Table 6
($ in millions)

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q14 vs	2Q14 vs	YTD	YTD	Percent
	2014	2014	2013	1Q14	2Q13	2014	2013	Change
Credit and debit card revenue	$259	$239	$244	8.4	6.1	$498	$458	8.7
Corporate payment products revenue	182	173	176	5.2	3.4	355	348	2.0
Merchant processing services	384	356	373	7.9	2.9	740	720	2.8
ATM processing services	82	78	83	5.1	(1.2)	160	165	(3.0)
Trust and investment management fees	311	304	284	2.3	9.5	615	562	9.4
Deposit service charges	171	157	160	8.9	6.9	328	313	4.8
Treasury management fees	140	133	140	5.3	—	273	274	(.4)
Commercial products revenue	221	205	209	7.8	5.7	426	409	4.2
Mortgage banking revenue	278	236	396	17.8	(29.8)	514	797	(35.5)
Investment products fees	47	46	46	2.2	2.2	93	87	6.9
Securities gains (losses), net	—	5	6	nm	nm	5	11	(54.5)
Other	369	176	159	nm	nm	545	297	83.5

Total noninterest income	$2,444	$2,108	$2,276	15.9	7.4	$4,552	$4,441	2.5

Noninterest Income

Second quarter noninterest income was $2,444 million; $168 million (7.4 percent) higher than the second quarter of 2013 and $336 million (15.9 percent) higher than the first quarter of 2014. The year-over-year increase in noninterest income was principally due to an increase in other income due to the Visa sale, as well as increases in a majority of fee revenue categories, partially offset by a $118 million (29.8 percent) reduction in mortgage banking revenue due to lower origination and sales revenue. Credit and debit card revenue increased $15 million (6.1 percent) and corporate payment products revenue increased $6 million (3.4 percent) over the second quarter of 2013 primarily due to higher transaction volumes. Merchant processing services revenue was $11 million (2.9 percent) higher as a result of an increase in product fees and higher volumes, partially offset by lower rates. Trust and investment management fees increased $27

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

million (9.5 percent) year-over-year, reflecting account growth, improved market conditions and business expansion. Deposit services charges were $11 million (6.9 percent) higher than a year ago due to account growth and pricing changes. Commercial products revenue increased $12 million (5.7 percent) over the prior year, principally due to an increase in bond underwriting fees and to a higher volume of tax-advantaged project fees.

Noninterest income was $336 million (15.9 percent) higher in the second quarter of 2014 than the first quarter of 2014, primarily due to the Visa sale and seasonally higher fee revenue, as well as higher mortgage banking revenue. Credit and debit card revenue increased $20 million (8.4 percent), corporate payment products revenue increased $9 million (5.2 percent), and merchant processing revenue increased $28 million (7.9 percent) on a linked quarter basis, principally due to seasonally higher transaction volumes. Trust and investment management fees were $7 million (2.3 percent) higher than the prior quarter due to improved market conditions and account growth, including business expansion. Deposit service charges increased $14 million (8.9 percent) and treasury management fees increased $7 million (5.3 percent) over the prior quarter, mainly due to seasonally higher transaction volumes. Commercial products revenue increased $16 million (7.8 percent) due to higher wholesale transaction activity, including standby letters of credit, and loan and bond underwriting fees. Mortgage banking revenue increased $42 million (17.8 percent), principally due to a $35 million favorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities.

NONINTEREST EXPENSE	Table 7
($ in millions)

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q14 vs	2Q14 vs	YTD	YTD	Percent
	2014	2014	2013	1Q14	2Q13	2014	2013	Change
Compensation	$1,125	$1,115	$1,098	.9	2.5	$2,240	$2,180	2.8
Employee benefits	257	289	277	(11.1)	(7.2)	546	587	(7.0)
Net occupancy and equipment	241	249	234	(3.2)	3.0	490	469	4.5
Professional services	97	83	91	16.9	6.6	180	169	6.5
Marketing and business development	96	79	96	21.5	—	175	169	3.6
Technology and communications	214	211	214	1.4	—	425	425	—
Postage, printing and supplies	80	81	78	(1.2)	2.6	161	154	4.5
Other intangibles	48	49	55	(2.0)	(12.7)	97	112	(13.4)
Other	595	388	414	53.4	43.7	983	762	29.0

Total noninterest expense	$2,753	$2,544	$2,557	8.2	7.7	$5,297	$5,027	5.4

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

Noninterest Expense

Noninterest expense in the second quarter of 2014 totaled $2,753 million, an increase of $196 million (7.7 percent) over the second quarter of 2013, and a $209 million (8.2 percent) increase over the first quarter of 2014. The increase in total noninterest expense year-over-year was the result of the FHA DOJ settlement in the current quarter and higher compensation expense, reflecting the impact of merit increases and higher staffing for risk and compliance activities. Net occupancy and equipment expense increased $7 million (3.0 percent) year-over-year due to business initiatives as well as higher rent expense and maintenance costs. Professional services expense increased $6 million (6.6 percent) due mainly to mortgage servicing-related project costs. The $181 million (43.7 percent) increase in other expense reflected the FHA DOJ settlement, partially offset by lower costs related to investments in tax-advantaged projects related to a change in first quarter 2014 in accounting for affordable housing investments. Offsetting these increases was a $20 million (7.2 percent) reduction in employee benefits expense driven by lower pension costs and a $7 million (12.7 percent) decrease in other intangibles expense from the reduction or completion of the amortization of certain intangibles.

Noninterest expense increased $209 million (8.2 percent) on a linked quarter basis, driven by the FHA DOJ settlement. Compensation expense increased $10 million (.9 percent) reflecting the impact of merit increases and seasonal contract labor. Professional services expense was $14 million (16.9 percent) higher compared with the first quarter of 2014, mainly due to higher mortgage servicing-related project costs. Marketing and business development expense increased $17 million (21.5 percent) due to a current quarter charitable foundation contribution and the timing of various marketing programs in Payments Services and Consumer and Small Business Banking. Partially offsetting these increases was a $32 million (11.1 percent) decrease in employee benefits expense primarily resulting from seasonally lower payroll tax expense and an $8 million (3.2 percent) decrease in net occupancy and equipment expense due to seasonally lower maintenance and utilities costs.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2014 resulted in a tax rate on a taxable-equivalent basis of 28.5 percent (effective tax rate of 26.6 percent), compared with 28.8 percent (effective tax rate of 26.8 percent) in the second quarter of 2013, and 28.1 percent (effective tax rate of 26.0 percent) in the first quarter of 2014.

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)

	2Q 2014	% (b)	1Q 2014	% (b)	4Q 2013	% (b)	3Q 2013	% (b)	2Q 2013	% (b)
Balance, beginning of period	$4,497		$4,537		$4,578		$4,612		$4,708
Net charge-offs
Commercial	52	.30	34	.21	33	.21	18	.11	34	.22
Lease financing	3	.24	2	.16	3	.23	(7)	(.53)	4	.31

Total commercial	55	.29	36	.21	36	.21	11	.06	38	.23
Commercial mortgages	(6)	(.08)	(1)	(.01)	1	.01	2	.03	8	.10
Construction and development	2	.09	(2)	(.10)	(30)	(1.58)	(8)	(.46)	(25)	(1.54)

Total commercial real estate	(4)	(.04)	(3)	(.03)	(29)	(.29)	(6)	(.06)	(17)	(.18)
Residential mortgages	57	.44	57	.45	49	.38	57	.46	74	.63
Credit card	170	3.92	170	3.96	163	3.72	160	3.75	173	4.23
Retail leasing	1	.07	—	—	—	—	1	.07	(1)	(.07)
Home equity and second mortgages	23	.60	31	.82	37	.95	43	1.09	58	1.45
Other	45	.68	45	.69	52	.79	54	.83	48	.76

Total other retail	69	.58	76	.65	89	.75	98	.83	105	.90

Total net charge-offs, excluding covered loans	347	.60	336	.60	308	.55	320	.58	373	.70
Covered loans	2	.10	5	.24	4	.18	8	.33	19	.73

Total net charge-offs	349	.58	341	.59	312	.53	328	.57	392	.70
Provision for credit losses	324		306		277		298		362
Other changes (a)	(23)		(5)		(6)		(4)		(66)

Balance, end of period	$4,449		$4,497		$4,537		$4,578		$4,612

Components
Allowance for loan losses	$4,132		$4,189		$4,250		$4,258		$4,312
Liability for unfunded credit commitments	317		308		287		320		300

Total allowance for credit losses	$4,449		$4,497		$4,537		$4,578		$4,612

Gross charge-offs	$432		$422		$429		$450		$506
Gross recoveries	$83		$81		$117		$122		$114
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.83		1.90		1.94		1.99		2.03
Nonperforming loans, excluding covered loans	294		293		297		294		287
Nonperforming assets, excluding covered assets	246		243		242		235		231
Period-end loans	1.82		1.89		1.93		1.98		2.02
Nonperforming loans	279		278		283		276		269
Nonperforming assets	229		225		223		207		203

(a)	Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset.
(b)	Annualized and calculated on average loan balances

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

Credit Quality

The allowance for credit losses was $4,449 million at June 30, 2014, compared with $4,497 million at March 31, 2014, and $4,612 million at June 30, 2013. Nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. Total net charge-offs in the second quarter of 2014 were $349 million, compared with $341 million in the first quarter of 2014, and $392 million in the second quarter of 2013. The $8 million (2.3 percent) increase in net charge-offs on a linked quarter basis was due to higher charge-offs in commercial loan portfolios, partially offset by improvements in the home equity and second mortgages portfolio, while the $43 million (11.0 percent) decrease in net charge-offs on a year-over-year basis reflected improvements in residential mortgages and home equity and second mortgages, partially offset by higher commercial loan charge-offs and lower recoveries in commercial real estate. The Company recorded $324 million of provision for credit losses in the current quarter, which was $25 million less than net charge-offs.

Commercial and commercial real estate loan net charge-offs were $51 million (.18 percent of average loans outstanding) in the second quarter of 2014, compared with $33 million (.12 percent of average loans outstanding) in the first quarter of 2014, and $21 million (.08 percent of average loans outstanding) in the second quarter of 2013.

Residential mortgage loan net charge-offs were $57 million (.44 percent of average loans outstanding) in the second quarter of 2014, compared with $57 million (.45 percent of average loans outstanding) in the first quarter of 2014, and $74 million (.63 percent of average loans outstanding) in the second quarter of 2013. Credit card loan net charge-offs were $170 million (3.92 percent of average loans outstanding) in the second quarter of 2014, compared with $170 million (3.96 percent of average loans outstanding) in the first quarter of 2014, and $173 million (4.23 percent of average loans outstanding) in the second quarter of 2013. Total other retail loan net charge-offs were $69 million (.58 percent of average loans outstanding) in the second quarter of 2014, compared with $76 million (.65 percent of average loans outstanding) in the first quarter of 2014, and $105 million (.90 percent of average loans outstanding) in the second quarter of 2013.

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

The ratio of the allowance for credit losses to period-end loans was 1.82 percent (1.83 percent excluding covered loans) at June 30, 2014, compared with 1.89 percent (1.90 percent excluding covered loans) at March 31, 2014, and 2.02 percent (2.03 percent excluding covered loans) at June 30, 2013. The ratio of the allowance for credit losses to nonperforming loans was 279 percent (294 percent excluding covered loans) at June 30, 2014, compared with 278 percent (293 percent excluding covered loans) at March 31, 2014, and 269 percent (287 percent excluding covered loans) at June 30, 2013.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES	Table 9
(Percent)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2014	2014	2013	2013	2013
Delinquent loan ratios—90 days or more past due excluding nonperforming loans
Commercial	.06	.06	.08	.07	.09
Commercial real estate	.06	.06	.07	.02	.03
Residential mortgages	.49	.64	.65	.53	.53
Credit card	1.06	1.21	1.17	1.11	1.10
Other retail	.15	.18	.18	.16	.16
Total loans, excluding covered loans	.25	.30	.31	.27	.27
Covered loans	6.14	5.83	5.63	5.47	5.40
Total loans	.43	.49	.51	.48	.49
Delinquent loan ratios—90 days or more past due including nonperforming loans
Commercial	.30	.32	.27	.24	.24
Commercial real estate	.62	.73	.83	.94	1.13
Residential mortgages	2.06	2.14	2.16	1.99	1.96
Credit card	1.35	1.59	1.60	1.66	1.75
Other retail	.54	.58	.58	.60	.63
Total loans, excluding covered loans	.87	.95	.97	.94	.97
Covered loans	7.73	7.46	7.13	7.13	7.08
Total loans	1.08	1.17	1.19	1.20	1.24

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

ASSET QUALITY	Table 10
($ in millions)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2014	2014	2013	2013	2013
Nonperforming loans
Commercial	$174	$174	$122	$104	$91
Lease financing	16	14	12	12	14

Total commercial	190	188	134	116	105
Commercial mortgages	121	156	182	210	263
Construction and development	105	113	121	146	161

Total commercial real estate	226	269	303	356	424
Residential mortgages	818	777	770	732	685
Credit card	52	65	78	94	109
Other retail	191	188	191	206	222

Total nonperforming loans, excluding covered loans	1,477	1,487	1,476	1,504	1,545
Covered loans	119	132	127	156	168

Total nonperforming loans	1,596	1,619	1,603	1,660	1,713
Other real estate (a)	279	296	327	366	364
Covered other real estate (a)	58	73	97	176	187
Other nonperforming assets	10	11	10	10	12

Total nonperforming assets (b)	$1,943	$1,999	$2,037	$2,212	$2,276

Total nonperforming assets, excluding covered assets	$1,766	$1,794	$1,813	$1,880	$1,921

Accruing loans 90 days or more past due, excluding covered loans	$581	$695	$713	$591	$580

Accruing loans 90 days or more past due	$1,038	$1,167	$1,189	$1,105	$1,119

Performing restructured loans, excluding GNMA and covered loans	$2,911	$3,006	$3,067	$3,097	$3,311

Performing restructured GNMA and covered loans	$3,072	$3,003	$2,932	$2,262	$2,217

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.75	.78	.80	.85	.88
Nonperforming assets to loans plus ORE (%)	.80	.84	.86	.95	1.00

(a)	Includes equity investments in entities whose principal assets are other real estate owned.
(b)	Does not include accruing loans 90 days or more past due.

Nonperforming assets at June 30, 2014, totaled $1,943 million, compared with $1,999 million at March 31, 2014, and $2,276 million at June 30, 2013. Total nonperforming assets at June 30, 2014, included $177 million of covered assets. The ratio of nonperforming assets to loans and other real estate was .80 percent (.75 percent excluding covered assets) at June 30, 2014, compared with .84 percent (.78 percent excluding covered assets) at March 31, 2014, and 1.00 percent (.88 percent excluding covered assets) at June 30, 2013. Total commercial nonperforming assets were $2 million (1.1 percent) higher on a linked quarter basis and

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

$85 million (81.0 percent) higher year-over-year. Commercial real estate nonperforming assets declined by $43 million (16.0 percent) on a linked quarter basis and $198 million (46.7 percent) year-over-year. Residential mortgage nonperforming assets increased $41 million (5.3 percent) on a linked quarter basis and $133 million (19.4 percent) year-over-year. Credit card nonperforming assets were $13 million (20.0 percent) lower on a linked quarter basis and $57 million (52.3 percent) lower year-over-year. Other retail nonperforming assets increased $3 million (1.6 percent) on a linked quarter basis and decreased $31 million (14.0 percent) year-over-year.

Accruing loans 90 days or more past due were $1,038 million ($581 million excluding covered loans) at June 30, 2014, compared with $1,167 million ($695 million excluding covered loans) at March 31, 2014, and $1,119 million ($580 million excluding covered loans) at June 30, 2013.

COMMON SHARES	Table 11
(Millions)

	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013
Beginning shares outstanding	1,821	1,825	1,832	1,844	1,858
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	3	8	6	5	4
Shares repurchased	(15)	(12)	(13)	(17)	(18)

Ending shares outstanding	1,809	1,821	1,825	1,832	1,844

Total U.S. Bancorp shareholders’ equity was $42.7 billion at June 30, 2014, compared with $42.1 billion at March 31, 2014, and $39.7 billion at June 30, 2013. During the second quarter, the Company returned 75 percent of second quarter earnings to shareholders, including $445 million in common stock dividends and $631 million of repurchased common stock.

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

CAPITAL POSITION	Table 12
($ in millions)

	June 30 2014	Mar 31 2014	Dec 31 2013	Sep 30 2013	Jun 30 2013
Total U.S. Bancorp shareholders’ equity	$42,700	$42,054	$41,113	$40,132	$39,683
Standardized Approach
Basel III transitional standardized approach/Basel I (a)
Common equity tier 1 capital	$29,760	$29,463	$27,942	$27,265	$26,778
Tier 1 capital	34,924	34,627	33,386	32,707	32,219
Total risk-based capital	41,034	40,741	39,340	38,873	38,378
Common equity tier 1 capital ratio	9.6%	9.7%	9.4%	9.3%	9.2%
Tier 1 capital ratio	11.3	11.4	11.2	11.2	11.1
Total risk-based capital ratio	13.2	13.5	13.2	13.3	13.3
Leverage ratio	9.6	9.7	9.6	9.6	9.5
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach	8.9	9.0	8.8	8.6	8.6
Advanced Approaches
Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches	11.7
Tangible common equity to tangible assets	7.5	7.8	7.7	7.4	7.5
Tangible common equity to risk-weighted assets	9.2	9.3	9.1	8.9	8.9

(a)	2014 amounts and ratios calculated under the Basel III transitional standardized approach; all prior periods under Basel I

Prior to 2014, the regulatory capital requirements effective for the Company followed Basel I. During 2013, U.S. banking regulators approved final regulatory capital rule enhancements, which implemented aspects of Basel III and the Dodd-Frank Act, such as redefining the regulatory capital elements and minimum capital ratios, introducing regulatory capital buffers above those minimums, revising rules for calculating risk-weighted assets and introducing a new common equity tier 1 ratio. Basel III includes two comprehensive methodologies for calculating risk-weighted assets, a general standardized approach and a more risk-sensitive advanced approaches. Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the next four years to full implementation by January 1, 2018. In addition, as of April 1, 2014, the Company exited its parallel run qualification period, resulting in its capital adequacy now being evaluated against the Basel III methodology that is the most restrictive. Under the Basel III transitional standardized approach, the

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

common equity tier 1 capital ratio was 9.6 percent at June 30, 2014, compared with 9.7 percent at March 31, 2014. The tier 1 capital ratio was 11.3 percent at June 30, 2014, compared with 11.4 percent at March 31, 2014, and 11.1 percent at June 30, 2013. Under the Basel III transitional advanced approaches, the common equity tier 1 capital to risk-weighted assets ratio was 12.3 percent at June 30, 2014. All regulatory ratios continue to be in excess of “well-capitalized” requirements. In addition, the common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III standardized approach as if fully implemented was 8.9 percent at June 30, 2014, compared with 9.0 percent at March 31, 2014, and 8.6 percent at June 30, 2013, and the common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III advanced approaches as if fully implemented was 11.7 percent at June 30, 2014. The tangible common equity to tangible assets ratio was 7.5 percent at June 30, 2014, compared with 7.8 percent at March 31, 2014, and 7.5 percent at June 30, 2013.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	2Q 2014	1Q 2014	2Q 2013	2Q14 vs 1Q14	2Q14 vs 2Q13	YTD 2014	YTD 2013	Percent Change	2Q 2014 Earnings Composition
Wholesale Banking and Commercial Real Estate	$281	$281	$319	—	(11.9)	$562	$637	(11.8)	19%
Consumer and Small Business Banking	314	281	381	11.7	(17.6)	595	735	(19.0)	21
Wealth Management and Securities Services	56	52	48	7.7	16.7	108	85	27.1	4
Payment Services	284	237	269	19.8	5.6	521	479	8.8	19
Treasury and Corporate Support	560	546	467	2.6	19.9	1,106	976	13.3	37

Consolidated Company	$1,495	$1,397	$1,484	7.0	.7	$2,892	$2,912	(.7)	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2014, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $281 million of the Company’s net income in the second quarter of 2014, compared with $319 million in the second quarter of 2013 and $281 million in the first quarter of 2014. Wholesale Banking and Commercial Real Estate’s net income decreased $38 million (11.9 percent) from the same quarter of 2013 due to a higher provision for credit losses, higher total noninterest expense and a decrease in total net revenue. Total net revenue declined by $3 million (.4 percent), due to a 5.5 percent decrease in total noninterest income, partially offset by a 2.4 percent increase in net interest income. Net interest income increased $12 million (2.4 percent) year-over-year, primarily due to an increase in average total loans and deposits, partially offset by lower rates and fees on loans. Total noninterest income decreased by $15 million (5.5 percent), driven by lower wholesale transaction activity and loan-related fees, partially offset by an increase in bond underwriting fees and higher equity investment revenue. Total noninterest expense increased by $5 million (1.6 percent) over a year ago, primarily due to an increase in the FDIC insurance assessment allocation based on the level of commitments, partially offset by lower professional services expense. The provision for credit losses was $52 million higher year-over-year due to an increase in net charge-offs and an unfavorable change in the reserve allocation.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the second quarter of 2014 was $281 million which was equal to the first quarter of 2014, as higher total net revenue was offset by an increase in the provision for credit losses. Total net revenue increased by $38 million (5.2 percent) compared with the prior quarter. Net interest income increased by $23 million (4.7 percent) on a linked quarter basis, primarily due to higher average loans and an additional day in the current quarter relative to the

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

prior quarter, partially offset by lower loan rates. Total noninterest income increased by $15 million (6.1 percent), driven by higher equity investment revenue and a seasonal increase in treasury management fees. Total noninterest expense increased $6 million (1.9 percent) due to higher loan-related expenses and an increase in compensation and employee benefits expense, as an increase in production incentive costs was partially offset by a decrease in employee benefits expense due to seasonally lower payroll tax expense. The provision for credit losses increased by $33 million due to higher net charge-offs and an unfavorable change in the reserve allocation.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $314 million of the Company’s net income in the second quarter of 2014, a $67 million (17.6 percent) decrease from the second quarter of 2013 and a $33 million (11.7 percent) increase over the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a 6.1 percent decrease in its contribution from the same quarter of last year, principally due to lower total net revenue and an increase in total noninterest expense. Retail banking’s total net revenue was .8 percent lower than the second quarter of 2013. Net interest income decreased 4.2 percent, primarily due to lower rates and fees on loans and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division increased 7.9 percent over a year ago, principally due to an increase in retail lease revenue and higher deposit service charges. Total noninterest expense for the retail banking division in the second quarter of 2014 increased 2.4 percent over the same quarter of the prior year, largely due to higher compensation and employee benefits expense and litigation-related expense, partially offset by lower FDIC insurance assessments and marketing expenses. The provision for credit losses for the retail banking division decreased 9.8 percent on a year-over-year basis, principally due to lower net charge-offs, partially offset by an unfavorable change in the reserve allocation. The contribution of the mortgage banking division was lower by 29.7 percent than the second quarter of 2013, reflecting a decrease in total net revenue, partially offset by a reduction in total noninterest expense and in the provision for credit losses. The division’s 26.6 percent decrease in total net revenue was due to a 31.5 percent decrease in total noninterest income, driven by lower mortgage origination and sales revenue, as well as a 15.1 percent decrease in net interest income, primarily the result of lower average loans held for sale. Total noninterest expense was 6.0

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

percent lower than the prior year, primarily reflecting lower incentive compensation. The favorable change in the provision for credit losses for the mortgage banking division was due to lower net charge-offs and a favorable change in the reserve allocation.

Consumer and Small Business Banking’s contribution in the second quarter of 2014 was $33 million (11.7 percent) higher than the first quarter of 2014, due to higher total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. Within Consumer and Small Business Banking, the retail banking division’s contribution increased 18.7 percent, mainly due to a decrease in the provision for credit losses and higher total net revenue. Total net revenue for the retail banking division increased 1.0 percent compared with the previous quarter. Net interest income was 1.1 percent lower, primarily due to lower rates and fees on loans, partially offset by higher average loan and deposit balances and one additional day in the current quarter relative to the prior quarter. Total noninterest income was 5.9 percent higher on a linked quarter basis, driven by higher deposit service charges. Total noninterest expense for the retail banking division was essentially flat on a linked quarter basis, as an increase in professional services, marketing and litigation-related expenses was offset by lower net shared services costs and a decrease in compensation and employee benefits expense due to seasonally lower payroll taxes. The provision for credit losses decreased 18.4 percent on a linked quarter basis due to a favorable change in the reserve allocation and lower net charge-offs in the current quarter. The contribution of the mortgage banking division increased 3.2 percent over the first quarter of 2014 due to an increase in total net revenue, partially offset by higher noninterest expense and a higher provision for credit losses. Total net revenue increased 9.4 percent due to a 16.5 percent increase in noninterest income, primarily the result of increased mortgage origination and sales revenue and a favorable change in the valuation of MSRs, net of hedging activities, partially offset by a 2.1 percent decrease in net interest income, primarily due to lower loan rates. Total noninterest expense increased 7.4 percent, primarily reflecting higher professional services and mortgage servicing-related expense, partially offset by lower employee benefits expense. The provision for credit losses for the mortgage banking division increased on a linked quarter basis due to an unfavorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $56 million of the Company’s net income in the second quarter of 2014, compared with $48 million in the second quarter of

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

2013 and $52 million in the first quarter of 2014. The business line’s contribution was $8 million (16.7 percent) higher than the same quarter of 2013, as an increase in total net revenue was partially offset by higher total noninterest expense. Total net revenue increased by $33 million (8.1 percent) year-over-year, driven by a $29 million (9.1 percent) increase in total noninterest income, reflecting the impact of account growth, improved market conditions, and business expansion. Net interest income increased $4 million (4.6 percent), principally due to higher average loan and deposit balances. Total noninterest expense increased by $15 million (4.6 percent) primarily as a result of higher compensation and employee benefits expense, including the impact of business expansion. The provision for credit losses increased $5 million mainly due to higher net charge-offs.

The business line’s contribution in the second quarter of 2014 was $4 million (7.7 percent) higher than the prior quarter. Total net revenue increased on a linked quarter basis, reflecting an increase in net interest income (9.6 percent), principally due to higher average deposit balances and the impact of higher rates on the margin benefit from deposits. In addition, an increase in total noninterest income (2.4 percent) was due to higher trust and investment management fees, resulting from improved market conditions and account growth, including business expansion. Total noninterest expense was flat compared with the prior quarter, as higher professional services costs were offset by lower net shared services expense. The provision for credit losses increased $10 million on a linked quarter basis due to higher net charge-offs and an unfavorable change in the reserve allocation.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $284 million of the Company’s net income in the second quarter of 2014, compared with $269 million in the second quarter of 2013 and $237 million in the first quarter of 2014. The $15 million (5.6 percent) increase in the business line’s contribution from the prior year was due to an increase in total net revenue, partially offset by an increase in total noninterest expense and a higher provision for credit losses. Total net revenue increased by $32 million (2.6 percent) year-over-year. Net interest income increased by $28 million (7.2 percent), primarily due to higher average loan balances and improved loan rates. Total noninterest income was $4 million (.5 percent) higher year-over-year, due to an increase in credit and debit card revenue on higher transaction volumes, and higher merchant processing services revenue, the result of seasonally higher transaction volumes, partially offset by lower other revenue due to the impact of a small merchant contract termination gain recorded in the second quarter of 2013. Total noninterest expense increased by $4 million (.7 percent) over the second quarter of 2013, primarily due to higher compensation

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

and employee benefits expense, including the impact of business initiatives, partially offset by reductions in technology and communications expense and other intangibles expense. The provision for credit losses increased by $6 million (3.4 percent) due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

Payment Services’ contribution in the second quarter of 2014 increased $47 million (19.8 percent) over the first quarter of 2014. Total net revenue increased $58 million (4.9 percent) on a linked quarter basis driven by higher noninterest income. Net interest income was relatively flat compared with prior quarter. Total noninterest income increased by $57 million (7.4 percent), reflecting an increase in merchant processing revenue due to higher product fees and volumes, and an increase in credit and debit card revenue due to higher transaction volumes, along with an increase in corporate payment products revenue on higher volumes. Total noninterest expense increased by $2 million (.3 percent), primarily due to higher merchant processing-related costs and net shared services expense, partially offset by a decrease in employee benefits expense, principally due to lower payroll taxes. The provision for credit losses was $19 million (9.5 percent) lower on a linked quarter basis primarily due to a favorable change in the reserve allocation.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, the net effect of transfer pricing related to average balances, income taxes not allocated to business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $560 million in the second quarter of 2014, compared with $467 million in the second quarter of 2013 and $546 million in the first quarter of 2014. Net interest income increased by $94 million (17.0 percent) over the second quarter of 2013, principally due to an increase in average balances in the investment portfolio and lower rates on short-term borrowings. Total noninterest income increased by $243 million over the second quarter of last year, mainly due to the Visa sale. Total noninterest expense increased by $163 million (89.1 percent), principally due to the FHA DOJ settlement, partially offset by a decrease in employee benefits expense resulting from lower pension costs and lower costs related to investments in tax-advantaged projects related to a change in accounting for affordable housing investments in the first quarter of 2014. The provision for credit losses was $39 million lower year-over-year, due to a favorable change in the reserve allocation and lower net charge-offs.

Net income in the second quarter of 2014 was $14 million (2.6 percent) higher on a linked quarter basis, driven by higher total net revenue, partially offset by higher total noninterest expense. Total net revenue was

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

$214 million (28.1 percent) higher than the prior quarter, driven by the Visa sale, partially offset by lower equity investment revenue. A $192 million increase in total noninterest expense was primarily due to the FHA DOJ settlement and a current quarter charitable foundation contribution, partially offset by a decrease in compensation and employee benefits expense. The provision for credit losses was $7 million higher compared with the first quarter of 2014, primarily due to an unfavorable change in the reserve allocation.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-4328.

On Wednesday, July 16, 2014, at 8:30 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 56869225. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, July 16th, and will run through Wednesday, July 23rd, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 56869225. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $389 billion in assets as of June 30, 2014, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,174 banking offices in 25 states and 5,005 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current moderate economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Second Quarter 2014 Results

July 16, 2014

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets,

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach,

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches, and for additional information,

•	Tier 1 common equity to risk-weighted assets using Basel I definition.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

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U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2014	2013	2014	2013
Interest Income
Loans	$2,532	$2,552	$5,054	$5,114
Loans held for sale	24	54	51	126
Investment securities	461	392	902	802
Other interest income	30	40	62	107

Total interest income	3,047	3,038	6,069	6,149
Interest Expense
Deposits	114	144	233	299
Short-term borrowings	63	87	132	172
Long-term debt	181	191	365	409

Total interest expense	358	422	730	880

Net interest income	2,689	2,616	5,339	5,269
Provision for credit losses	324	362	630	765

Net interest income after provision for credit losses	2,365	2,254	4,709	4,504
Noninterest Income
Credit and debit card revenue	259	244	498	458
Corporate payment products revenue	182	176	355	348
Merchant processing services	384	373	740	720
ATM processing services	82	83	160	165
Trust and investment management fees	311	284	615	562
Deposit service charges	171	160	328	313
Treasury management fees	140	140	273	274
Commercial products revenue	221	209	426	409
Mortgage banking revenue	278	396	514	797
Investment products fees	47	46	93	87
Securities gains (losses), net	—	6	5	11
Other	369	159	545	297

Total noninterest income	2,444	2,276	4,552	4,441
Noninterest Expense
Compensation	1,125	1,098	2,240	2,180
Employee benefits	257	277	546	587
Net occupancy and equipment	241	234	490	469
Professional services	97	91	180	169
Marketing and business development	96	96	175	169
Technology and communications	214	214	425	425
Postage, printing and supplies	80	78	161	154
Other intangibles	48	55	97	112
Other	595	414	983	762

Total noninterest expense	2,753	2,557	5,297	5,027

Income before income taxes	2,056	1,973	3,964	3,918
Applicable income taxes	547	529	1,043	1,087

Net income	1,509	1,444	2,921	2,831
Net (income) loss attributable to noncontrolling interests	(14)	40	(29)	81

Net income attributable to U.S. Bancorp	$1,495	$1,484	$2,892	$2,912

Net income applicable to U.S. Bancorp common shareholders	$1,427	$1,405	$2,758	$2,763

Earnings per common share	$.79	$.76	$1.52	$1.49
Diluted earnings per common share	$.78	$.76	$1.51	$1.49
Dividends declared per common share	$.245	$.230	$.475	$.425
Average common shares outstanding	1,811	1,843	1,815	1,851
Average diluted common shares outstanding	1,821	1,853	1,825	1,860

U.S. Bancorp

Consolidated Ending Balance Sheet

	June 30,	December 31,	June 30,
(Dollars in Millions)	2014	2013	2013
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$12,636	$8,477	$6,618
Investment securities
Held-to-maturity	41,995	38,920	34,668
Available-for-sale	48,389	40,935	40,307
Loans held for sale	3,018	3,268	4,766
Loans
Commercial	77,454	70,033	68,185
Commercial real estate	40,797	39,885	38,298
Residential mortgages	51,965	51,156	47,753
Credit card	17,642	18,021	16,649
Other retail	48,568	47,678	47,105

Total loans, excluding covered loans	236,426	226,773	217,990
Covered loans	7,448	8,462	9,985

Total loans	243,874	235,235	227,975
Less allowance for loan losses	(4,132)	(4,250)	(4,312)

Net loans	239,742	230,985	223,663
Premises and equipment	2,614	2,606	2,622
Goodwill	9,422	9,205	9,156
Other intangible assets	3,337	3,529	3,287
Other assets	27,912	26,096	28,328

Total assets	$389,065	$364,021	$353,415

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$80,266	$76,941	$70,632
Interest-bearing	166,531	156,165	147,693
Time deposits greater than $100,000	29,465	29,017	33,243

Total deposits	276,262	262,123	251,568
Short-term borrowings	29,101	27,608	26,179
Long-term debt	25,891	20,049	19,724
Other liabilities	14,425	12,434	14,894

Total liabilities	345,679	322,214	312,365
Shareholders’ equity
Preferred stock	4,756	4,756	4,756
Common stock	21	21	21
Capital surplus	8,264	8,216	8,167
Retained earnings	40,573	38,667	36,707
Less treasury stock	(10,232)	(9,476)	(8,680)
Accumulated other comprehensive income (loss)	(682)	(1,071)	(1,288)

Total U.S. Bancorp shareholders’ equity	42,700	41,113	39,683
Noncontrolling interests	686	694	1,367

Total equity	43,386	41,807	41,050

Total liabilities and equity	$389,065	$364,021	$353,415

U.S. Bancorp

Non-GAAP Financial Measures

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in Millions, Unaudited)	2014	2014	2013	2013	2013
Total equity	$43,386	$42,743	$41,807	$41,552	$41,050
Preferred stock	(4,756)	(4,756)	(4,756)	(4,756)	(4,756)
Noncontrolling interests	(686)	(689)	(694)	(1,420)	(1,367)
Goodwill (net of deferred tax liability) (1)	(8,548)	(8,352)	(8,343)	(8,319)	(8,317)
Intangible assets, other than mortgage servicing rights	(925)	(804)	(849)	(878)	(910)

Tangible common equity (a)	28,471	28,142	27,165	26,179	25,700
Tangible common equity (as calculated above)	28,471	28,142	27,165	26,179	25,700
Adjustments (2)	224	239	224	258	195

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	28,695	28,381	27,389	26,437	25,895
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition			33,386	32,707	32,219
Preferred stock			(4,756)	(4,756)	(4,756)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital			(688)	(686)	(685)

Tier 1 common equity using Basel I definition (c)			27,942	27,265	26,778
Total assets	389,065	371,289	364,021	360,681	353,415
Goodwill (net of deferred tax liability) (1)	(8,548)	(8,352)	(8,343)	(8,319)	(8,317)
Intangible assets, other than mortgage servicing rights	(925)	(804)	(849)	(878)	(910)

Tangible assets (d)	379,592	362,133	354,829	351,484	344,188
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (3) (e)	309,929 *	302,841	297,919	293,155	289,613
Adjustments (4)	12,753 *	13,238	13,712	13,473	12,476

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (f)	322,682 *	316,079	311,631	306,628	302,089
Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	241,929 *
Adjustments (5)	3,383 *

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (g)	245,312 *
Ratios *
Tangible common equity to tangible assets (a)/(d)	7.5%	7.8%	7.7%	7.4%	7.5%
Tangible common equity to risk-weighted assets (a)/(e)	9.2	9.3	9.1	8.9	8.9
Tier 1 common equity to risk-weighted assets using Basel I definition (c)/(e)	—	—	9.4	9.3	9.2
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(f)	8.9	9.0	8.8	8.6	8.6
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(g)	11.7

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements beginning March 31, 2014.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income and other adjustments.
(3)	Beginning March 31, 2014, calculated under the Basel III transitional standardized approach; all other periods calculated under Basel I.
(4)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(5)	Primarily reflects higher risk-weighting for mortgage servicing rights.